Exhibit 99.1


                                  Bye-law 4(c)
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     4.(c) The Board may be authorised by Resolution from time to time to determine the ratio of a consolidation within a range specified by such Resolution of all or any of the Company's common share capital into shares of larger par value than its existing shares and granted the discretion to implement such consolidation at any time prior to the Annual Meeting of Shareholders immediately following the date of such Resolution. In exercising its power under this provision, the Board shall also have the power set out in Bye-law 43, in dealing with any difficulty which arises in regard to any consolidation under this Bye-law 4(c).